EXHIBIT 10.4 — Schedule of Named Executive Officers Compensation
On December 15, 2009, the Compensation Committee of First Financial Corporation (the “Corporation”) set the 2010 annual base salaries of the named executive officers and approved the bonus amounts payable to the named executive officers for 2009. These amounts are set forth in the table below.

Name and Principal Position	2009 Bonus Award	2010 Base Salary
Donald E. Smith President and Chairman of the Corporation; Chairman of First Financial Bank, NA	$160,000	$620,857
Norman L. Lowery Vice Chairman, CEO and Vice President of the Corporation; President and CEO of First Financial Bank, NA	$150,000	$500,074
Michael A. Carty CFO, Secretary and Treasurer of the Corporation; Senior Vice President and CFO of First Financial Bank, NA	$20,000	$200,156
Richard O. White Senior Vice President of First Financial Bank, NA	$12,000	$167,482
Thomas S. Clary Senior Vice President and CCO of First Financial Bank, NA	$17,000	$166,430